EXHIBIT 10.16

ETHICAL DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT is made and entered into as of the first day of January, 2004, by and between FORT DODGE ANIMAL HEALTH, a division of Wyeth (“FORT DODGE”), with offices at 9225 Indian Creek Parkway, Suite 400, Overland Park, Kansas 66210 and MWI VETERINARY SUPPLY CO. (“DISTRIBUTOR), with offices at 651 S. Stratford Drive, Suite 100, Meridian, ID 83642.

WHEREAS, FORT DODGE is the developer, manufacturer and supplier of animal health products and has elected to identify and work with a select group of distributors that are and will be committed to maximizing the sales and distribution of the Products as hereinafter described; and

WHEREAS, the DISTRIBUTOR desires to act as F0R.T DODGE’S distributor of such Products in the Territory as hereinafter described.

NOW, THEREFORE, in consideration of the premises and of the performance of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.                                      DESIGNATION AS DISTRIBUTOR

1.1                                 Upon and subject to the terms and conditions contained herein, FORT DODGE hereby designates the DISTRIBUTOR, on a nonexclusive basis, as an authorized distributor of FORT DODGE Products in the territory set forth in Schedule A (“Territory”).

1.2                                 DISTRIBUTOR agrees to ship Products only to the states listed in Schedule A.

1.3                                 DISTRIBUTOR approved products are listed in Schedule B (“Products”).

1.4                                 FORT DODGE reserves the right to expand or reduce the Territory upon thirty (30) days written notice to the DISTRIBUTOR.  During the term of this Agreement the DISTRIBUTOR may submit to FORT DODGE a request to expand its Territory.  The request must set forth the business rationale for the expansion, including the projected sales of additional Product.  FORT DODGE will notify DISTRIBUTOR of its decision within thirty (30) days after receipt of the request.  Expansion of a DISTRIBUTOR’S Territory shall be in FORT DODGE’S sole discretion.

1.5                                 DISTRIBUTOR agrees to make deliveries of Products only within the Territory.  DISTRIBUTOR shall have no right to distribute the Products to an authorized or a non-authorized distributor or any person or entities that may further distribute the Products without the prior written approval of FORT DODGE.  All authorized distributors shall purchase all FORT DODGE Products from FORT DODGE and no other source.

1.6                                 Shipments to any areas outside of the Territory or in violation of Section 1.5 will not qualify for free goods reimbursement (should any apply), move-out rebate payments or other similar payments under FORT DODGE promotional programs.  The amount of any non-qualified shipment will be deducted from DISTRIBUTOR’S purchases to determine qualified purchase performance rebates.

1.7                                 DISTRIBUTOR hereby accepts the appointment as distributor of the Products and agrees to use its best efforts to promote and sell the Products during the term of this Agreement.

2.                                      PURCHASE AND SALE OF PRODUCTS

2.1                                 The price FORT DODGE charges to Distributor for the Products shall be the price FORT DODGE may establish, from time to time, on FORT DODGE’S Distributor Price List.  Price lists shall be supplied to DISTRIBUTOR and the price list in effect at the time the goods are shipped shall be the controlling one.  All purchases by DISTRIBUTOR pursuant to this Agreement shall be in accordance with the prices, terms and conditions set forth as a part of the Distributor Price List, then in effect.  A copy of the current Distributor Price List is attached hereto as Schedule B.  FORT DODGE will provide thirty (30) days notice prior to a price increase.  Fort Dodge reserves the right at any time to limit monthly purchases by the DISTRIBUTOR to one twelfth (1/12) of DISTRIBUTOR’S previous year’s purchases.  The price the DISTRIBUTOR charges for the Products shall be established solely by the DISTRIBUTOR and under its sole and complete control.

2.2                                 Notwithstanding any other provision of this Agreement, FORT DODGE reserves the right at any time to allocate its supplies of any particular Product among its customers in proportion to their orders, or otherwise partially fill their orders, whenever such Product(s) are back-ordered or otherwise not available for sale in sufficient quantity to meet all orders then on hand.

3.                                      PAYMENT

3.1                                 Unless otherwise agreed by the parties, payment is due within ten (10) days of the month following the date of invoice for the Product(s) purchased.  No shipments will be made to accounts with past due balances of sixty (60) days or more.

4.                                      PROMOTION AND MARKETING

4.1                                 DISTRIBUTOR agrees to:

4.1.1                        Meet with FORT DODGE management and develop an annual business plan that describes DISTRIBUTOR’S actions to achieve specific marketing objectives and performance requirements as provided by FORT DODGE.  DISTRIBUTOR further agrees to meet with FORT DODGE management during the year as requested.

4.1.2                        Actively promote and solicit sales of the Products and pay its field sales representatives a minimum commission of two percent (2%) of selling price on the Products.  As a part of its efforts, DISTRIBUTOR shall include the Products in its regular sales promotions throughout the calendar year.  DISTRIBUTOR agrees to feature FORT DODGE Products in customer sales flyers, special sheets and electronic communications; provided FORT DODGE supplies the information by the 10th of the prior month.  DISTRIBUTOR shall submit to FORT DODGE copies of its sales literature to demonstrate that this promotional activity has been accomplished.

4.1.3                        To implement all FORT DODGE pull-through programs to veterinarians, dealers and producers.

4.1.4                        Educate and spend a minimum of 20 hours training DISTRIBUTOR sales personnel on FORT DODGE Products, including inside and outside sales people, at DISTRIBUTOR’S sales meetings, or at such other location as may be mutually agreed by the parties.  DISTRIBUTOR agrees to include FORT DODGE sales representative(s) in all DISTRIBUTOR sales meetings where suppliers are included in the program.  At such sales meetings, DISTRIBUTOR agrees to allot FORT DODGE a minimum time slot of two (2) hours for its presentation.

4.1.5                        Arrange for FORT DODGE representatives to meet and make sales calls with DISTRIBUTOR’S representatives for the purpose of training them to sell the Products, at a time requested by the FORT DODGE representative.

4.1.6                        In cooperation with FORT DODGE, plan and execute periodic campaigns designed to (i) open new accounts; (ii) increase professional usage of products; (iii) increase inventory levels and (iv) rotate inventory to insure Product freshness and presentable packaging at the resale level.

4.1.7                        Provide FORT DODGE with timely, complete and accurate data on market conditions and competitive offerings.

4.1.8                        Abide by all applicable governmental regulations governing the advertising, sales and promotion of the Products.  DISTRIBUTOR agrees to make no representations or warranties with respect to the Products, other than such representations issued or approved in writing by FORT DODGE.

4.1.9                        Provide accurate daily reported sales and weekly inventory information to FORT DODGE on a weekly basis.  DISTRIBUTOR agrees to use the AHI Electronic Data Interchange System (EDI) as the primary method of transmitting inventory data and sales information to FORT DODGE.  DISTRIBUTOR agrees to report inventories to FORT DODGE via ED1 the second Friday of each month.  The EDI format system to be utilized for transmitting sales data shall be in the format as defined by FORT DODGE.  FORT DODGE reserves the right to modify this format as it solely deems necessary.  Also, DISTRIBUTOR agrees to continue to supply sales information to Sterling Ordernet as requested by FORT DODGE and any current paper reporting until the information has been validated.  Any falsification of sales and inventory data will be grounds for immediate termination

4.1.10                  Permit FORT DODGE, upon reasonable notice and during regular business hours, to enter its premises to take a physical inventory of the Products at each DISTRIBUTOR location at least twice per year.

4.2                                 FORT DODGE agrees to:

4.2.1                        Permit DISTRIBUTOR to participate in its current Distributor Incentive Program.  The Distributor Incentive Program may be modified from time to time in FORT DODGE’S sole discretion.  Products introduced by FORT DODGE during the term of this Agreement may be included hereunder at FORT DODGE’S sole discretion.

4.2.2                        Supply DISTRIBUTOR with such sales and promotional literature for the Products as FORT DODGE may determine, including, but not limited to, bulletins, brochures and advertising reprints for use by DISTRIBUTOR in selling the Products covered under this Agreement.  FORT DODGE reserves the right to limit quantities of such items supplied to DISTRIBUTOR.  FORT DODGE shall not be responsible for or incur any liability in connection with any sales or promotional literature not provided by it.

5.                                      DELIVERY AND RISK OF LOSS

5.1                                 Title to the goods shall pass to DISTRIBUTOR upon delivery to the carrier.

5.2                                 Any sales or use tax upon the sale and/or shipment of the Products by the DISTRIBUTOR now or hereafter imposed by state or municipal authorities shall be collected and remitted to the respective authorities by the DISTRIBUTOR.

5.3                                 DISTRIBUTOR agrees to pay a service charge of $500 plus $300 per day for each shipment DISTRIBUTOR requests be delayed from the previously scheduled delivery date if delivered within posted shipping hours.  These rates shall be subject to change upon thirty (30) days prior written notice to DISTRIBUTOR.

6.                                      WARRANTIES AND LIMITATION OF LIABILITY

6.1                                 FORT DODGE warrants that the products sold to DISTRIBUTOR under this Agreement shall conform to the description contained in the labeling therefor.  FORT DODGE MAKES NO WARRANTY AS TO MERCHANTABILITY OR THE FITNESS OF THE PRODUCTS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, WHICH EXTENDS BEYOND THE DESCRIPTION CONTAINED IN THE LABELING OF THE PRODUCTS.  In no event shall FORT DODGE be liable lo DISTRIBUTOR for loss of profit or use, special, collateral, incidental or consequential damages in connection with or arising out of the purchase, resale or use of the Products, whether such liability is based or claimed to be based, in contract, tort or otherwise.

6.2                                 FORT DODGE will defend, indemnify and hold harmless DISTRIBUTOR, its officers, directors, employees, insurers, agents, related companies, affiliates, successors and assigns from all claims demands, damages, actions, rights of action of whatever kind or nature under any applicable state law, including reasonable attorneys’ fees, resulting from any breach by FORT DODGE of the warranties set forth in this Article 6, and specifically, any claim that the Products, as sold by FORT DODGE, were defective.  To be covered by this defense and indemnity, DISTRIBUTOR must: promptly notify FORT DODGE of any such claim; allow FORT DODGE to fully control the defense and/or resolution of the claim; and cooperate fully with FORT DODGE in the matter.  This defense and indemnity shall not apply to claims alleging: DISTRIBUTOR alteration, negligent handling or improper storage of the Products; sale of outdated Products; sale or recommendation of the Products for uses or in a manner not set forth in the labeling supplied by FORT DODGE; or sale of the Products after receipt of notice from FORT DODGE that such sales should be halted.

6.3                                 FORT DODGE shall maintain in force and effect during the term of this Agreement liability insurance of the type evidenced by the certificate of insurance attached hereto as Schedule C, and shall carry policy limits in amounts at least as great as set forth on said certificate.  Should FORT DODGE fail to keep this liability insurance in full force and effect, DISTRIBUTOR may elect to terminate this Agreement immediately upon written notice to FORT DODGE.  FORT DODGE shall provide DISTRIBUTOR with a certificate of insurance evidencing its compliance with this provision on an annual basis.

7.                                      TRADEMARKS

7.1                                 DISTRIBUTOR may use FORT DODGE’s trademarks and copyrights only to market Product supplied to DISTRIBUTOR by FORT DODGE hereunder.  By such use, DISTRIBUTOR does not acquire any right to such trademarks or copyrights and DISTRIBUTOR acknowledges FORT DODGE’s rights in and ownership of FORT DODGE’s trademarks, trade names, service marks, logos, trade dress and copyrights and agrees not to (i) infringe upon or contest the validity of the trademarks or copyrights; (ii) use, remove or alter any trademark or copyright on Products or in advertising or promotional material without FORT DODGE’s prior written approval or (iii) register, use or apply any trademarks, trade dress, labels, designs, copyright or other indicia of ownership of Product identity which are imitative of or resemble those used with FORT DODGE Products or their sale or distribution.

8.                                      CONFIDENTIALITY

8.1                                 FORT DODGE and DISTRIBUTOR acknowledge that in the performance of their duties hereunder each may obtain access to “Confidential Information” (as defined below) of the other.  FORT DODGE and DISTRIBUTOR agree that during the term of this Agreement and for a period of five (5) years after termination or expiration of this Agreement, unless specifically permitted in writing by the other party, each will (a) retain in confidence and not disclose to any third party, and (b) use only for the purpose of carrying out their duties hereunder, any such Confidential Information.  As used herein, the term “Confidential Information shall mean all information or data, whether of a business or scientific nature and whether in written, oral or tangible form, disclosed by either party to the other pursuant to this Agreement relating to FORT DODGE’S and DISTRIBUTOR’S products, business or potential business, research and development activities or other information of a business or scientific nature.  Confidential Information shall not include information which: (a) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party or its representative; (b) becomes available to the receiving party on a non-confidential basis from a person other than the disclosing party or its representatives who are not otherwise bound by a confidentiality agreement with the disclosing party or any of its representatives; (c) was independently developed or discovered by the receiving party; (d) has come within the public domain through no fault of, or action by, the receiving party or its representatives; or (e) which is required by law to be disclosed.  It is understood that money damages would not be sufficient for any breach if this provision by either party or its representatives, and the parties agree that each party shall be entitled to equitable relief, including, without limitation, injunction and specific performance in the event of any breach of this provision.

8.2                                 All Information disclosed hereunder shall remain the property of the disclosing party and shall be maintained in confidence and not disclosed by the receiving party to any person except to officers, employees and consultants to whom it is necessary to disclose the Information for the purpose specified above.  Each party shall take all steps reasonably necessary to ensure that the received Information shall be maintained in confidence and not disclosed, .information, or data, whether of a business or scientific nature and whether written, oral or tangible form, relating to FORT DODGE’s and DISTRIBUTOR’S business or potential business, or its research and development activities,

9.                                      INVENTORY

9.1                                 Except as otherwise limited by FORT DODGE’s right to limit monthly purchases as set forth in Paragraph 2.1 of this Agreement, DISTRIBUTOR agrees to maintain at all times an inventory of each Product sufficient to satisfy the reasonably anticipated needs of its customers.

9.2                                 DISTRIBUTOR agrees to store its inventory of the Products in accordance with label instructions.

9.3                                 DISTRIBUTOR agrees to store and ship Products in accordance with FORT DODGE and applicable governmental regulatory requirements to maintain product integrity (i.e. biologicals on ice).  DISTRIBUTOR further agrees that in shipping Products to its customers, it will ship Product and manage FORT DODGE inventory on a “First In, First Out” basis.

10.                               RETURNS

10.1                           The DISTRIBUTOR shall inspect the Product(s) within ten (1 0) working days after delivery to the destination specified in the bill of lading and shall immediately notify FORT DODGE and the carrier of any shortages, defects or failure of the Product(s) to conform to the order.  Failure of DISTRIBUTOR to inspect and notify FORT DODGE within ten (1 0) working days shall constitute an irrevocable acceptance of the goods.  If the

DISTRIBUTOR so notifies FORT DODGE within ten (10) working days, the DISTRIBUTOR may, and shall upon FORT DODGE’s request, return to FORT DODGE at the latter’s expense all Product(s) which are defective or do not conform to the order.  The DISTRIBUTOR shall not resell any Product(s) it finds or claims to be defective.  DISTRIBUTOR shall send FORT DODGE an itemized list of the Product(s) returned, dated as of the date of delivery by DISTRIBUTOR to carrier for reshipment to FORT DODGE.  Returns of outdated Product(s) to FORT DODGE shall be subject to the terms of FORT DODGE’s Prices, Policies and Terms in effect on the date of return.

11.                               INDEPENDENT CONTRACTOR

11.1                           DISTRIBUTOR is, and at all times shall be, an independent contractor.  Nothing contained in this Agreement or otherwise shall be construed as constituting the DISTRIBUTOR as the partner, agent or employee of FORT DODGE or as authorizing the DISTRIBUTOR to create or assume any obligation or liability in the name of, or on behalf of, FORT DODGE or to subject FORT DODGE to any obligation or liability to any third person or entity.

12.                               TERM AND TERMINATION

12.1                           This Agreement shall be effective as of January 1, 2004 and shall expire on December 31, 2004 (“Initial Term”).  The Agreement shall be automatically be renewed for additional periods of one (1) year each (a “Renewal Term”) from the end of the Initial Term or the first Renewal Term respectively, unless FORT DODGE or DISTRIBUTOR informs the other party in writing at least thirty (30) prior to the end of the Initial Term or first Renewal Term that it does not elect to renew the Agreement.

12.2                           Either party may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term, with or without cause, upon ninety (90) days’ prior written notice to the other party.

12.3                           In addition to its other rights, FORT DODGE shall have the right, exercisable at any time by written notice to the DISTRIBUTOR, and without incurring any liability to the DISTRIBUTOR, to terminate this Agreement as of the date of such notice upon the breach of this Agreement by DISTRIBUTOR or the happening of any of the following events:

12.3.1                  the failure of the DISTRIBUTOR to meet the requirements set forth in FORT DODGE’S Prices, Policies and Terms, as issued by FORT DODGE from time to time;

12.3.2                  in the event of a material breach by the DISTRIBUTOR which is not cured within ten (10) business days.  A material breach shall include, but not be limited to, failure to meet the provisions relating to prompt payment and credit-worthiness; making sales of Products to other distributors or outside the Territory, except as authorized by FORT DODGE; or failing to obey any federal, state or local law governing the distribution of such Products;

12.3.3                  insolvency of the DISTRIBUTOR; an assignment for the benefit of creditors by the DISTRIBUTOR; appointment of a trustee or receiver for any part of the DISTRIBUTOR’S property or a filing by or against the DISTRIBUTOR of any petition in bankruptcy or under any of the provisions of the Bankruptcy Act;

12.3.4                  attachment of or levy against any of the DISTRIBUTOR’S property by any judicial officer which is not discharged within thirty (30) days thereafter.

12.4                           Termination of this Agreement for any reason or termination of any DISTRIBUTION Agreement that FORT DODGE may have with a subsidiary, division, or branch of DISTRIBUTOR, shall be without prejudice to FORT DODGE’S rights to any amounts then owing by the DISTRIBUTOR under this Agreement.  Upon termination or non-renewal of this Agreement for any reason, DISTRIBUTOR agrees, at FORT DODGE’S option, to return to FORT DODGE, at DISTRIBUTOR’S expense, all Product that has not been paid for by DISTRIBUTOR at the time of such non-renewal or termination.

13.                               FORCE MAJEURE

13.1                           Neither party shall be liable to the other by reason of any failure or delay in performance of any provision of this Agreement, nor shall such failure or delay give the other party any right to terminate this Agreement (except for changes in control of DISTRIBUTOR) if such failure or delay is due to any event (other than financial) beyond the reasonable power of the party failing or delaying to perform.  Without limiting the generality of the foregoing sentence, governmental action, inability to obtain supplies, material, labor or transportation, and strikes, boycotts, lockouts and labor disputes shall all be conclusively deemed beyond the reasonable power of the party failing or delayed thereby, even though that party might be able to obviate such failure or delay by agreeing to terms proposed by government, suppliers, carriers, employees or their bargaining representatives, labor disputants, or other third parties.

14.                               ASSIGNMENT AND CHANGE OF CONTROL

14.1                           Neither this Agreement nor any rights hereunder are assignable, transferable, or delegable by the DISTRIBUTOR without the prior written consent of FORT DODGE.

14.2                           FORT DODGE shall have the right to immediately terminate this Agreement if there is a change in control of the DISTRIBUTOR by merger, acquisition, consolidation or other business reorganization.

15.                               GOVERNING LAW

15.1                           The validity and interpretation of this Agreement shall be governed by the laws of the State of Kansas, exclusive of choice of law rules.

16.                               NOTICES

16.1                           Any notice required or permitted by the terms of this Agreement shall be given by telegram or by registered mail, prepaid and properly addressed, or delivered by hand to FORT DODGE or DISTRIBUTOR at its address set forth in this Agreement or at such other address as either party hereto may designate by notice given as provided herein.  If mailed, any such notice shall be deemed to have been given when mailed, and if delivered by hand, when received.

17.                               ENTIRE AGREEMENT

17.1                           This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior writings and discussions relating to such subject matter.

18.                               SEVERABILITY

18.1                           If any provision of this Agreement shall in any way be or become violative of or prohibited by or under the valid applicable laws, judgments, decrees or public policy of any state or jurisdiction, said provision or part thereof shall be, as to said jurisdiction, ineffective and void to the extent of such violation or prohibition without invalidating any of the remaining provisions of this Agreement.

19.                               MODIFICATION; WAIVER

19.1                           This Agreement may be modified, amended, or waived only by a written instrument signed by both parties or, in the case of a waiver, by the party waiving compliance.  The failure of either party to insist upon or enforce strict performance by the other party of any provisions of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment of its right to assert or rely upon such provision or right in that or any other instance.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FORT DODGE ANIMAL HEALTH		MWI VETERINARY SUPPLY CO.

By:	/s/ Brent A. Standridge	By:	/s/ James F. Cleary, Jr.
	Brent A. Standridge		James F. Cleary, Jr.

Title:	Sr. Vice President Sales & Marketing	Title:	President

Date:	April 27, 2004	Date	April 27, 2004

Addendum to Ethical Distribution Agreement

This addendum is hereby made a part of and included in the January 1, 2004 Ethical Distribution Agreement, between Fort Dodge Animal Health, a division of Wyeth (FORT DODGE) and MWI Veterinary Supply Co. (DISTRIBUTOR).  In the event of conflict, the terms and conditions herein shall supersede any and all terms and conditions contained in the Service Agreement.

The parties agree and understand that:

1.                                       Paragraph 4.1.2 is deleted in its entirety and replaced with the following:

“4.1.2                  Actively promote and solicit sales of the Products.  As a part of its  efforts, DISTRIBUTOR shall include the Products in its regular sales promotions throughout the calendar year.  DISTRIBUTOR agrees to feature FORT DODGE products in customer sales flyers, special sheets and electronic communications, provided FORT DODGE supplies the information by the 10th  of the prior month.  DISTRIBUTOR shall submit to FORT DODGE copies of its sales literature to demonstrate that this promotional activity has been accomplished.”

Fort Dodge Animal Health, a division of Wyeth

Authorized Signature:	/s/ Brent A. Standridge	Date:	August 30, 2004

Name & Title:	Sr. Vice President Sales & Marketing North America

MWI Veterinary Supply Co.

Authorized Signature:	/s/ James F. Cleary, Jr.	Date:	August 26, 2004

Name & Title:	James F. Cleary, Jr., President